Registration No. 333-106807

As filed with the Securities and Exchange Commission on June 23, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JEFFERSON BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
_____________________

Tennessee	45-0508261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Evans Avenue
Morristown, Tennessee 37814
(423) 586-8421
(Address, including zip code, and telephone number,
Including area code, of registrant’s principal executive offices)

Jefferson Federal Savings and Loan Association of Morristown
Employees’ Savings & Profit Sharing Plan and Trust
(Full title of the Plan)

Anderson L. Smith
President and Chief Executive Officer
Jefferson Bancshares, Inc.
120 Evans Avenue
Morristown, Tennessee 37814
(423) 586-8421
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-106807 registering 166,806 shares of Jefferson Bancshares, Inc. common stock in connection with the Jefferson Federal Savings and Loan Association of Morristown Employees’ Savings & Profit Sharing Plan and Trust.

Pursuant to the Agreement and Plan of Merger, dated as of January 22, 2014, by and between HomeTrust Bancshares, Inc. and Jefferson Bancshares, Inc., Jefferson Bancshares, Inc. merged with and into HomeTrust Bancshares, Inc. with Jefferson Bancshares, Inc. ceasing to exist and HomeTrust Bancshares, Inc. continuing as the surviving corporation.  The merger became effective at 5:00 p.m. on May 31, 2014.

Upon the closing of the merger, each share of Jefferson Bancshares, Inc. common stock was converted into the right to receive $4.00 plus .2661 of a share of HomeTrust Bancshares, Inc. common stock.  Shares of Jefferson Bancshares, Inc. common stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, Jefferson Bancshares, Inc. has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with the undertaking made by Jefferson Bancshares, Inc. in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Jefferson Bancshares, Inc. hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Jefferson Bancshares, Inc. common stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jefferson Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Asheville, North Carolina, on this 23rd day of June, 2014.

JEFFERSON BANCSHARES, INC.

By:	/s/ Dana Stonestreet
Dana Stonestreet
President and Chief Executive Officer of HomeTrust Bancshares, Inc. (successor to Jefferson Bancshares, Inc.)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.